032 Putnam U.S. Government Income Trust
9/30/10 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   60,799
          Class B   2,498
          Class C   3,850

72DD2     Class M   1,392
          Class R   404
          Class Y   1,808

73A1      Class A   0.749
          Class B   0.640
          Class C   0.640

73A2      Class M   0.713
          Class R   0.714
          Class Y   0.785

74U1	  Class A   87,039
	  Class B   3,393
	  Class C   9,019

74U2	  Class M   1,888
	  Class R   831
          Class Y   3,480

74V1	  Class A   15.00
	  Class B   14.93
	  Class C   14.90

74V2	  Class M   15.03
	  Class R   14.88
          Class Y   14.90

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the
 Registrant/Series.